Exhibit 10.18

ACTING-IN-CONCERT AGREEMENT

This Acting-in-Concert Agreement (this “Agreement”) is dated 6 December 2025 and is executed by the following parties:

Party A: Friedrich Edwin Cywinski

Party B: Marc Cywinski

(collectively, the “Parties” and each a “Party”)

WHEREAS:

Party A holds his shares in SunScout Holding Limited, an exempted company incorporated in the Cayman Islands (the “Company”), through AE Equity Limited, a British Virgin Islands company wholly owned by Party A, and Party B holds his shares in the Company through Solerin Equity Limited, a British Virgin Islands company wholly owned by Party B. As of the date of this Agreement, the Parties jointly hold, through such entities, 11,960,000 Class A Ordinary Shares (par value US$0.0001 each, carrying one (1) vote per share) and 15,000,000 Class B Ordinary Shares (par value US$0.0001 each, carrying twenty (20) votes per share) of the Company, representing approximately 97.5% of the aggregate voting power of the Company as of the date of this Agreement (and approximately 96.3% of the aggregate voting power immediately following the Company’s proposed initial public offering).

For purposes of this Agreement, capitalized terms used but not otherwise defined have the meanings given in the Third Amended and Restated Memorandum and Articles of Association of SunScout Holding Limited (the “Charter”). Any reference in this Agreement to a provision of the Charter shall be deemed to include such provision as amended, restated, supplemented or replaced from time to time, and any successor or substantially equivalent provision addressing the same subject matter. In addition, (a) “Class A Ordinary Shares” and “Class B Ordinary Shares” have the meanings set out in the Charter; (b) “Designated Person” and “Affiliate” have the meanings set out in the Charter; and (c) “Shares” means all Class A Ordinary Shares and Class B Ordinary Shares of the Company that are, from time to time, Beneficially Owned or otherwise controlled (directly or indirectly) by a Party.

NOW THEREFORE, in order to maximize the benefits to the Parties, and to maintain the control of the Parties over the voting rights and shareholdings of the Company, the Parties agree unanimously to the following arrangements:

1.	Each Party agrees to vote, or cause to be voted, all Shares Beneficially Owned or otherwise controlled by such Party, now or in the future, in accordance with jointly agreed instructions of the Parties on (i) the election and removal of directors and (ii) all other matters submitted to a vote of the Company’s shareholders, unless the Parties agree otherwise in writing. Each Party shall execute and deliver any written consents and other instruments reasonably necessary to implement the agreed joint voting instructions.

2.	Before the Parties act in concert, they shall confer in good faith to agree joint voting instructions. If the Parties are unable to agree, the decision of the Parties holding (directly or indirectly) more than 50% of the aggregate voting power Beneficially Owned by the Parties shall control and be binding on both Parties; provided that if the Parties hold equal voting power or otherwise cannot reach a decision, the decision of Party A (Friedrich Edwin Cywinski) shall control and be binding on both Parties. Each Party shall cause any Person or entity through which it holds Shares to comply with this Agreement and, upon request of the other Party, to deliver proxies or written consents necessary to implement the joint voting instructions.

3.	Before the Parties act in concert, they shall vote on the matters that require action in concert, and joint action shall be taken based on the results of the voting. Each of the Parties agrees and confirms that, if the Parties are unable to reach a unanimous consent in relation to the matters that require action in concert, a decision that is made by Parties holding (directly or indirectly) a total of more than 50% of the aggregate voting rights of the Parties shall be deemed as a decision that is unanimously passed by the Parties and shall be binding on all the Parties. In the event that the Parties hold equal voting rights, or are otherwise unable to reach a decision under this Clause, the decision of Party A (Friedrich Edwin Cywinski) shall be deemed to be the decision of all the Parties and shall be binding on all the Parties. Each of the Parties shall act in concert with the other Parties based on the contents of the aforesaid decision.

4.	Each Party shall exercise, and shall procure that any Person through which such Party holds or controls Shares (including AE Equity Limited, in the case of Party A, and Solerin Equity Limited, in the case of Party B) exercises, all voting rights attaching to its Shares in accordance with the jointly agreed instructions under this Agreement, and shall cause such Person to observe and comply with this Agreement as if it were a party hereto.

5.	To implement the agreed joint voting instructions, each Party may grant to the other Party an irrevocable proxy, limited to voting the grantor’s Shares in accordance with the jointly agreed instructions, which proxy shall be in a form consistent with the provisions of the Charter governing proxies (as in effect from time to time) and shall automatically terminate upon termination of this Agreement.

6.	This Agreement is effective as of the date first written above and shall remain in effect so long as either Party Beneficially Owns any Shares, unless earlier terminated by mutual written consent of the Parties. This Agreement shall automatically terminate upon the earliest of: (a) either Party ceasing to be a Designated Person under the Charter; (b) the death or legal incapacity of either Party (unless a successor Affiliate of such Party accedes to this Agreement by written joinder within 90 days); or (c) the time at which only one Party (together with his Affiliates) remains a shareholder of the Company.

7.	During the term of this Agreement, neither Party shall Transfer any Class B Ordinary Shares to any Person other than the other Designated Person or an Affiliate of a Designated Person unless such Transfer will, in accordance with the provisions of the Charter governing automatic conversion of Class B Ordinary Shares upon transfer (as in effect from time to time),result in the automatic conversion of such Class B Ordinary Shares into Class A Ordinary Shares effective immediately upon such Transfer. Each Party shall provide the Company with reasonable prior written notice of any proposed Transfer that would result in such automatic conversion and shall cause any transferee of Shares to execute a written joinder to this Agreement as a condition to such Transfer.

8.	Without the prior written consent of the other Party, neither Party shall enter into any voting trust, proxy, power of attorney, or other agreement or arrangement with respect to the voting of any Shares that is inconsistent with this Agreement.

9.	This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to its conflict of laws principles.

10.	The Parties acknowledge that a breach of this Agreement would cause irreparable harm for which monetary damages would be an inadequate remedy. Accordingly, in addition to any other remedies available at law, the Parties shall be entitled to seek specific performance and injunctive relief to enforce this Agreement, without the necessity of posting bond.

11.	This Agreement is executed by the Parties on December 6, 2025.

Party A:

/s/ Friedrich Edwin Cywinski

Friedrich Edwin Cywinski (holding, through AE Equity Limited, 6,600,000 Class A Ordinary Shares and 7,500,000 Class B Ordinary Shares, representing approximately 48.9% of the aggregate voting power of the Company)

Party B:

/s/ Marc Cywinski

Marc Cywinski (holding, through Solerin Equity Limited, 5,360,000 Class A Ordinary Shares and 7,500,000 Class B Ordinary Shares, representing approximately 48.6% of the aggregate voting power of the Company)

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